Exhibit 10.6

CONTRACTED CONSULTING SERVICES AGREEMENT

This Agreement is made effective as of 02/01/2011, by and between PowerVerde, Inc. of 35th St, Glendale, AZ 85310 and PowerVerde Consulting Services, Inc. of 19130 59th Dr NE, Arlington, WA 98223.

In this Agreement, the party who is contracting to receive services shall be referred to as “PWVI” and the party who will be providing the services shall be referred to as “Consultant”.

Consultant has a background in Engineering and Technical Writing and is willing to provide services to PWVI based on this background.

PWVI desires to have services provided by Consultant.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1. Duties, Scope of Agreement, and Relationship of the Parties.

(a) PWVI hereby agrees to retain Consultant to provide services relating to the development of a “Turn Key” Organic Rankine Cycle system currently being developed by PWVI.

(b) The services rendered by Consultant to the PWVI pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. The company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to consultant hereunder, and Consultant agrees that he will pay all taxes due on such amounts.

2. Contracted Services The contractor will provide the following services:

(a)	Engineering consultation with PWVI personnel on ORC operation and design

(b)	Write Technical manuals for Manufacturing, Assembly, Startup Operations, Safety, Maintenance, Environmental Compliance, and others to be determined

(c)	Produce training DVS’s along with lesson plans

3. Compensation. The Contractor will receive cash consideration of:

(a)	$5,000 relocation fee plus $3,000 on February 15, 2011

(b)	$3,000 to be paid semi-monthly from March 1, 2011 and April 1, 2011/

(c)	If contract is extended beyond May 1, 2011 by mutual agreement, the semi- monthly payments of $3,000 will continue until termination of the contract.

4. Expenses. The Contractor will pay all personal expenses. PWVI will provide:

(a)	Office space

(b)	All supplies relating to the production of Technical Manuals and Training DVD’s

5. Termination or Extension

(a)	This Agreement shall continue in effect until terminated by either party upon written notice to the other

(b)	This Agreement may be extended by PWVI by notice to Consultant

(c)	Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to termination

6. Confidential Information.

(a)	“Confidential Information”, as used in this Section 5, means information that is not generally known and that is proprietary to the PWVI or that the PWVI is obligated to treat as proprietary. This information includes, without limitation:

(i) Trade secret information about PWVI and its products;

(ii) Information concerning PWVI’s business as PWVI has conducted it since the Company’s incorporation or as it may conduct it in the future; and

(iii) Information concerning any of the PWVI’s past, current, or possible future products, including (without limitation) information about PWVI research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

(b) Any information that Consultant reasonably considers Confidential Information, or that PWVI treats as Confidential Information, will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how it obtained it).

(c) Except as required in its duties to PWVI, Consultant will never, either during or after the term of this Agreement, use or disclose confidential Information to any person not authorized PWVI to receive it.

(d) If this Agreement is terminated, Consultant will promptly turn over to PWVI all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. This Section 5 shall survive the termination or expiration of this Agreement.

7. General.

Entire Agreement and Amendments. This Agreement is the entire agreement between the parties and supersedes all earlier and simultaneous agreements regarding the subject matter. This Agreement may be amended only in a written document, signed by both parties beneficiary of this Agreement.

Governing Law and Forum. All claims regarding this Agreement are governed by and construed in accordance with the laws of Arizona.

Assignment. This Agreement binds and inures to the benefit of the parties’ successors and assigns. This Agreement is not assignable, or otherwise transferable by Consultant in whole or in part without the prior written consent of PWVI. Except if expressly stated otherwise, all remedies under this Agreement, at law or in equity, are cumulative and nonexclusive.

Notices. All notices, including notices of address changes, under this Agreement must be sent by registered or certified mail or by overnight commercial delivery to the address set forth in this Agreement by each party.

Captions and Plural Terms. All captions are for purposes of convenience only and are not to be used in interpretation or enforcement of this Agreement. Terms defined in the singular have the same meaning in the plural and vice versa.

IN WITNESS WHEREOF, the parties execute this Agreement. Each person who signs this Agreement below represents that such person is fully authorized to sign this Agreement on behalf of the applicable party.

PowerVerde, Inc.

By:	/s/ Richard Davis
Print Name: Richard Davis
Title: Chairman of the Board

PowerVerde Consulting Services, Inc

By:	/s/ Fred Barker
Print Name: Fred Barker
Title: CEO